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                                                                    EXHIBIT 10.5

               FORM OF TAX SHARING AND INDEMNIFICATION AGREEMENT
               -------------------------------------------------

          THIS IS A TAX SHARING AND INDEMNIFICATION AGREEMENT (the "Agreement"), dated as of the Effective Date, made by and among Campbell Soup Company, a New Jersey corporation ("CSC") on behalf of itself and each member of the CSC Group, Vlasic Foods International Inc., a New Jersey corporation ("Vlasic"), each member of the Vlasic Group, and their respective successors.

                                   Background
                                   ----------

          A. CSC has determined to effect the Distribution pursuant to the Distribution Agreement;

          B. The IRS has issued the IRS Ruling which states the tax treatment of the Distribution and the Other Transactions;

          C. The parties are entering into this Agreement: to insure the continuing effectiveness of the IRS Ruling; to provide for the parties' respective liabilities for Taxes; to provide certain indemnities; and to provide for various administrative matters relating to Taxes including: (1) the preparation and filing of Tax Returns along with the payment of Taxes shown due and payable thereon, (2) the retention and maintenance of relevant records necessary to prepare and file appropriate Tax Returns, as well as the provision for appropriate access to those records by the parties to this Agreement, (3) the conduct of audits, examinations, and proceedings by appropriate governmental entities which could result in a redetermination of Taxes, and (4) the cooperation of all parties with one another in order to fulfill their duties and responsibilities under this Agreement and under the Code and other applicable law; and

          D. It is the intent of the parties that CSC shall economically bear the burden of all Taxes imposed upon or attributable to the members of the Vlasic Group which Taxes are due under any consolidated, combined or unitary Tax Return (or group relief or similar arrangement) that includes any member or members of the Vlasic Group and at least one member of the CSC Group that is not a member of the Vlasic Group (a "CSC Consolidated Return") and that Vlasic or the appropriate member of the Vlasic Group shall economically bear the burden of all Taxes otherwise imposed upon or attributable to the members of the Vlasic Group.

                                     Terms
                                     -----

          THEREFORE, in consideration of the mutual promises, covenants, and conditions contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
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                                   ARTICLE I
                                  DEFINITIONS

          SECTION 1.1 DEFINITIONS. As used in this Agreement (including the introduction and Background section hereof), the following definitions apply (such meanings to be equally applicable to both the singular and plural focus of the terms involved):

          ADJUSTMENT means any proposed or final change in the Tax Liability of a taxpayer.

          AFFILIATE means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.

          AFFILIATED PERSON has the meaning ascribed to such term in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

          ASSOCIATES has the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          BARBECUE SAUCE BUSINESS means the production and sale of barbecue sauce.

          BEEF PRODUCTS BUSINESS means the production and sale of beef and beef products.

          BENEFICIAL OWNERSHIP has the meaning ascribed to such term in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          CODE means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any comparable successor legislation.

          CSC CONSOLIDATED RETURN has the meaning set forth in paragraph D of the Background section hereof.

          CSC GROUP means, as of any relevant date, CSC and its Subsidiaries, determined as of such date.

          DISQUALIFIED VLASIC STOCK is defined at Section 6.2(a)(iii).

          DISTRIBUTION means the distribution of Vlasic common stock to the holders of CSC capital stock pursuant to the Distribution Agreement.

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          DISTRIBUTION AGREEMENT means the Separation and Distribution Agreement between CSC and Vlasic dated as of _______________.

          EFFECTIVE DATE means the date on which the Distribution occurs.

          FINAL DETERMINATION means the final resolution of any Tax matter. A Final Determination shall result from the first to occur of:

          1. the expiration of 30 days after the IRS' acceptance of a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment on Form 870 or 870-AD (or any successor comparable form) (the "Waiver"), except as to reserved matters specified therein, or the expiration of 30 days after acceptance by any other taxing authority of a comparable agreement or form under the laws of any other jurisdiction, including state, local, and foreign jurisdictions; unless, within such period, the taxpayer gives notice to the other party to this Agreement of the taxpayer's intention to attempt to recover all or part of any amount paid pursuant to the Waiver by the filing of a timely claim for refund;

          2. a decision, judgment, decree, or other order by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and has become final;

          3. the execution of a closing agreement under Code section 7121, or the acceptance by the IRS of an offer in compromise under Code section 7122, or comparable agreements under the laws of any other jurisdiction, including state, local, and foreign jurisdictions; except as to reserved matters specified therein;

          4. the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund that was disallowed in whole or part by the IRS or any other taxing authority;

          5.   the expiration of the applicable statute of limitations; or

          6. an agreement by the parties hereto that a Final Determination has been made.

          FRESH MUSHROOMS BUSINESS means the production and sale of fresh mushrooms.

          GROSS ASSETS means, when used with respect to a specified Person, the fair market value of such Person's assets unencumbered by any liabilities.

                                       3
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          GROUP has the meaning ascribed to such term in the Securities Exchange
Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          INDEMNIFIED LIABILITY is defined at Section 8.1.

          INDEMNIFIED PARTY is defined at Section 7.1.

          INDEMNIFYING PARTIES is defined at Section 7.1.

          IRS means the U. S. Internal Revenue Service.

          IRS INTEREST RATE means the rate of interest imposed from time to time on underpayments of income tax pursuant to Code section 6621(a)(2).

          IRS RULING means the private letter ruling (together with any supplements) issued by the IRS in respect of the Ruling Request.

          NON-PRIMARY PARTY is defined at Section 4.2(a).

          OPINION OF COUNSEL means an opinion of independent tax counsel of recognized national standing and experienced in the issues to be addressed and otherwise reasonably acceptable to CSC, which sets forth an Unqualified Tax Opinion in form and substance satisfactory to CSC. In no event shall CSC be required to conclude that an opinion is satisfactory if there is any risk, however remote, that the transaction which is the subject of the opinion will cause the Distribution or any of the Other Transactions to be taxable to any extent under the Code in a manner that is inconsistent with the IRS Ruling.

          OTHER TRANSACTIONS means the transactions related to the Distribution and described in Sections III.B., III.C., III.D, III.E and III.F of the Ruling Request, including all modifications to such transactions reflected in supplements to the Ruling Request.

          PERSON means any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

          PICKLE BUSINESS means the production and sale of pickles and related products.

          PRIMARY PARTY is defined at Section 4.2(a).

          PROCEEDING is defined at Section 9.2(a).

          RESTRICTED PERIOD means the two year period following the Effective Date.

          RETAIL FROZEN FOODS BUSINESS means the production and sale of retail frozen food products.

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          RULING PERIOD means the period commencing on the Effective Date and ending on the seventh anniversary of the close of the taxable year of CSC in which the Distribution occurs.

          RULING REQUEST means the request for rulings (including all exhibits), as amended and supplemented, under Section 355 and other provisions of the Code, as originally filed on behalf of CSC on July 25, 1997, in respect of the Distribution.

          SUBSIDIARY means with respect to CSC or Vlasic, any Person of which CSC or Vlasic, respectively, controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

          TAXES means all federal, state, local and foreign gross or net income, gross receipts, withholding, payroll, franchise, transfer, sales, use, value added, estimated or other taxes of any kind whatsoever or similar charges and assessments, including all interest, penalties and additions imposed with respect to such amounts which any member of the CSC Group or the Vlasic Group is required to pay, collect or withhold, together with any interest and any penalties, additions or additional amounts imposed with respect thereto.

          TAX BENEFIT means a reduction in the Tax Liability of a taxpayer (the CSC Group, the Vlasic Group, or any member thereof) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in all prior periods, is less than it would have been if such Tax Liability were determined without regard to such Tax Item.

          TAX ITEM means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item which may have the effect of increasing or decreasing Taxes paid or payable.

          TAX LIABILITY means the net amount of Taxes due and paid or payable for any taxable period, determined after applying all tax credits and all applicable carrybacks or carryovers for net operating losses, net capital losses, unused general business tax credits, or any other Tax Items arising from a prior or subsequent taxable period, and all other relevant adjustments.

          TAX RETURNS means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

          UNQUALIFIED TAX OPINION means an unqualified "will" opinion of tax counsel to the effect that a transaction does not disqualify the Distribution or any Other

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Transaction from qualifying for tax-free treatment for the shareowners of CSC and any member of the CSC Group under Code Section 355 and any other applicable sections of the Code, assuming that the Distribution or Other Transaction would have qualified for tax free treatment if such transaction did not occur. An Unqualified Tax Opinion may rely upon, and assume the accuracy of, any representations contained in any application for letter ruling from the IRS, and any representations contained in an officer's certificate delivered by an officer of CSC or Vlasic to such counsel.

          VLASIC GROUP means: (i) as of any relevant date after the Effective Date, Vlasic and its Subsidiaries determined as of such date; and (ii) as of any relevant date on or before the Effective Date, Vlasic and those Persons which become Subsidiaries of Vlasic as a consequence of the Distribution, whether or not such Persons were Subsidiaries of Vlasic before the Distribution.

          VLASIC RETURNS has the meaning set forth in Section 2.2 hereof.

                                  ARTICLE II
                     PREPARATION AND FILING OF TAX RETURNS


          SECTION 2.1. CSC CONSOLIDATED RETURNS. CSC shall prepare and file, or cause to be prepared and filed, all CSC Consolidated Returns.

          SECTION 2.2. VLASIC RETURNS. Vlasic shall prepare and file, or cause to be prepared and filed, all Tax Returns of or with respect to one or more members of the Vlasic Group other than the CSC Consolidated Returns (the "Vlasic Returns").

          SECTION 2.3. TAXABLE PERIOD ENDS ON EFFECTIVE DATE. Unless prohibited under applicable law, a taxable period of each member of the Vlasic Group that is included in a CSC Consolidated Return which includes the Effective Date shall end on the Effective Date.

          SECTION 2.4. TAX-BASIS BALANCE SHEETS. In the case of any business that was conducted prior to the Effective Date as a division of CSC and which will be conducted after the Effective Date by a member of the Vlasic Group, CSC shall prepare and furnish to Vlasic, within 120 days after the Effective Date, a tax-basis Effective Date balance sheet relating to such business.

                                  ARTICLE III
         PAYMENT OF TAXES UPON FILING AND UPON SUBSEQUENT ADJUSTMENT


          SECTION 3.1.  TAXES GENERALLY. Except as provided in Section 3.2 and
Section 3.3 of this Agreement, CSC shall pay or cause to be paid and shall indemnify and hold Vlasic and the members of the Vlasic Group harmless against all Tax Liabilities that arise under each CSC Consolidated Return. Vlasic shall pay or cause to be paid and shall indemnify and hold

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CSC and the members of the CSC Group harmless against all Tax Liabilities that arise under each Vlasic Return.

          SECTION 3.2. STRADDLE PERIODS. If, for purposes of a CSC Consolidated Return, a taxable period of any member of the Vlasic Group includes the Effective Date but does not end on the Effective Date (as otherwise generally provided under Section 2.3 of this Agreement), CSC shall pay or cause to be paid and shall indemnify and hold Vlasic and the members of the Vlasic Group harmless against the Tax Liabilities attributable to the affected member or members of the Vlasic Group for the portion of such tax period ending on the Effective Date and Vlasic shall pay or cause to be paid and shall indemnify and hold CSC and the members of the CSC Group harmless against the Tax Liabilities attributable to the affected member or members of the Vlasic Group for the remainder of such tax period beginning with the day after the Effective Date. The determination of Tax Liabilities up to and following the Effective Date shall be based upon an interim closing of the books of the affected member or members of the Vlasic Group as of the opening of the Effective Date.

          SECTION 3.3. ADJUSTMENTS. If any Tax Return is examined by a taxing authority and an Adjustment results from such examination, the party bearing responsibility for such Taxes determined under Section 3.1 shall pay its share of any additional Tax Liability resulting from the Adjustment, provided, however, that if the Adjustment which results in additional Tax Liability to one party also results in a Tax Benefit to the other party, the party receiving such Tax Benefit, to the extent it is equal to or less than the other party's additional Tax Liability, shall pay such Tax Benefit to such other party within 30 days after such Tax Benefit is realized. Promptly after receiving notice from the party having the Adjustment which results in additional Tax Liability, the other party shall make a claim for any Tax Benefit resulting from such Adjustment, on an amended Tax Return or in a formal or informal claim filed with the IRS, unless the amount of such Tax Benefit is immaterial or unless otherwise agreed by the parties. If an Adjustment could be governed by both this Section
3.3 and Articles VII, VIII, or IX, those Articles will take precedence over this
Section 3.3.

                                  ARTICLE IV
        COOPERATION AND EXCHANGE OF INFORMATION; AUDITS AND ADJUSTMENTS


          SECTION 4.1. TAX RETURN INFORMATION.

          (a) Vlasic shall, and shall cause each appropriate member of the Vlasic Group to, provide CSC with all information and other assistance reasonably requested by CSC to enable the members of the CSC Group to prepare and file CSC Consolidated Returns required to be filed by them pursuant to this Agreement.

          (b) CSC shall, and shall cause each appropriate member of the CSC Group to, provide Vlasic with all information and other assistance reasonably requested by Vlasic to enable the members of the Vlasic Group to prepare and file Vlasic Returns required to be filed by them pursuant to this Agreement.

                                       7
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          SECTION 4.2. AUDITS AND ADJUSTMENTS.

          (a) Whenever CSC or Vlasic receives in writing from the IRS or any other taxing authority notice of an Adjustment that may give rise to a payment from the other party under this Agreement or otherwise affect the other party's Taxes, CSC or Vlasic, as the case may be, shall give written notice of the Adjustment to the other party within thirty (30) days of becoming aware of the Adjustment but in no case later than ten (10) days before CSC or Vlasic, as the case may be, is required to respond to the IRS or other taxing authority. The party primarily liable for any Tax Liability with respect to the Adjustment under Section 3.1 or Section 3.3 (the "Primary Party") at its own expense shall have primary control over all matters relating to the Adjustment that may give rise to a payment obligation by the Primary Party, provided, however, that the
                                                   --------  -------
other party (the "Non-Primary Party") may settle, partially settle, or otherwise resolve any controversy involving the Non-Primary Party's return to which the particular Adjustment relates, so long as the Non-Primary Party does not settle, partially settle, or otherwise resolve the controversy in a manner inconsistent with the Primary Party's position, without prior written consent, which may not be unreasonably withheld, from the Primary Party.

          (b) Vlasic agrees reasonably to cooperate with CSC, in the negotiation, settlement, or litigation of any liability for Taxes of any member of the CSC Group.

          (c) CSC agrees reasonably to cooperate with Vlasic in the negotiation, settlement, or litigation of any liability for Taxes of any member of the Vlasic Group.

          (d) CSC will reasonably promptly notify Vlasic in writing of any Adjustment involving a change in the tax basis of any asset of Vlasic, specifying the nature of the change so that the Vlasic Group will be able to reflect the revised basis in its tax books and records for periods beginning on or after the Effective Date.

          (e)  In the event of a conflict between the operation of this Section
4.2 and Articles VII, VIII, or IX, those Articles will take precedence over this
Section 4.2.

For purposes of this Article IV, the term "party" shall refer to any member of the CSC Group and any member of the Vlasic Group, as the case may be.

                                   ARTICLE V
                 RETENTION OF RECORDS; STATUTES OF LIMITATIONS


          SECTION 5.1. RETENTION OF RECORDS. CSC and Vlasic agree to retain the appropriate records which may affect the determination of the liability for Taxes of any member of the CSC Group or the Vlasic Group, respectively, until such time as there has been a Final Determination with respect to such liability for Taxes. A party may satisfy its obligations under the preceding sentence by allowing the other party to duplicate records at such second party's request and expense.

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          SECTION 5.2. STATUTE OF LIMITATIONS. CSC and Vlasic will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which any materials, records, or documents must be retained.

                                  ARTICLE VI
                         REPRESENTATIONS AND COVENANTS


          SECTION 6.1.  REPRESENTATIONS.

          (a) Vlasic has reviewed the materials submitted to the IRS in connection with the IRS Ruling and, to the best of Vlasic's knowledge, these materials, including, without limitation, any statements and representations concerning Vlasic, its business operations, capital structure and/or organization, are complete and accurate in all material respects. Vlasic shall, and shall cause each member of the Vlasic Group, to comply in all material respects, and each member of the Vlasic Group shall comply in all material respects, with each such representation and statement concerning Vlasic and the Vlasic Group made in the materials so submitted and in the IRS Ruling, including without limitation, statements relating to actions intended to achieve cost savings to the Vlasic Group. With respect to any representation or statement made by or on behalf of Vlasic or the Vlasic Group in connection with the IRS Ruling and to the extent such representation or statement relates to future actions or events under their control, neither Vlasic nor any member of the Vlasic Group will take any action during the Restricted Period that would have caused such representation or statement to be untrue if Vlasic or any member of the Vlasic Group had planned or intended to take such action at the time such representation or statement was made by or on behalf of Vlasic.

          (b) Vlasic hereby represents and warrants to CSC that Vlasic has no intention to undertake any of the transactions set forth in Section 6.2(a)(iii) nor does Vlasic or any member of the Vlasic Group have any intention to cease to engage in the active conduct of the trade or business (within the meaning of Section 355(b)(2) of the Code) of the Retail Frozen Foods Business, the Beef Products Business, the Fresh Mushrooms Business, the Pickle Business or the Barbecue Sauce Business.

          SECTION 6.2.  COVENANTS.

          (a) Vlasic and each member of the Vlasic Group covenant and agree with CSC that during the Restricted Period:

               (i) Vlasic and the members of the Vlasic Group will continue to engage in the Retail Frozen Foods, Beef Products, Fresh Mushrooms, Pickle and Barbecue Sauce Businesses and will continue to maintain a substantial portion of their respective assets and business operations as they existed prior to the Distribution; provided that the foregoing
                                                --------
                     shall not be deemed to prohibit Vlasic and the members of the Vlasic Group from entering into or

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                     acquiring other businesses or operations or from disposing of or shutting down segments of such Businesses so long as Vlasic and the members of the Vlasic Group continue to engage in such Businesses and continue to so maintain such substantial portion of their assets and business operations;

              (ii) Vlasic will continue to manage and to own (A) directly assets which represent at least 50% of the Gross Assets which Vlasic managed and owned directly immediately after the Distribution, and (B) directly or indirectly through one or more entities, assets which represent at least 50% of the Gross Assets which Vlasic owned indirectly through one or more entities immediately after the Distribution;

             (iii) Except as provided in Section 6.2(c), neither Vlasic, nor any of its Affiliates nor any of its or their respective directors, officers or other representatives will undertake, authorize, approve, recommend, permit, facilitate, or enter into any contract, or consummate any transaction with respect to:

                     (1) the issuance of Vlasic common stock (including options, warrants, rights or securities exercisable for, or convertible into, Vlasic common stock) in a single transaction or in a series of related or unrelated transactions or otherwise or in the aggregate which would exceed (or could exceed if any such options, warrants or rights were exercised or such securities were converted) 20% when expressed as a percentage of the outstanding shares of Vlasic common stock immediately following the Distribution;

                     (2) the issuance of any class or series of capital stock or any other instrument (other than Vlasic common stock and options, warrants, rights or securities exercisable for, or convertible into, Vlasic common stock) that would constitute equity for federal tax purposes (such classes or series of capital stock and other instruments being referred to herein as "Disqualified Vlasic Stock");

                     (3) the issuance of any options, rights, warrants, securities or similar arrangements exercisable for, or convertible into, Disqualified Vlasic Stock;

                     (4) any redemptions, repurchases or other acquisitions of capital stock or other equity interest in Vlasic in a single

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                          transaction or a series of related or unrelated
                          transactions, unless such redemptions, repurchases or other acquisition satisfy the following requirements under Section 4.05(1)(b) of Revenue Procedure 96-30:

                          (A) there is a "sufficient business purpose" for the transaction,

                          (B) the stock to be purchased, redeemed or otherwise acquired is widely held,

                          (C) the stock purchases or other acquisitions will be made on the open market, and

                          (D) the amount of stock purchases, redemptions, or other acquisitions in a single transaction or in a series of related or unrelated transactions will not equal or exceed an amount of stock representing 20% of the outstanding stock of Vlasic immediately following the Distributions.

                     (5) the dissolution, merger, or complete or partial liquidation of Vlasic or any announcement of such action.

               (iv) Vlasic will take the actions related to cost savings detailed in materials submitted to the IRS in connection with the IRS Ruling.

          (b) In addition to the other representations, warranties, covenants and agreements set forth in this Agreement, Vlasic and each member of the Vlasic Group will take, or refrain from taking, as the case may be, such actions as CSC may reasonably request during the Ruling Period as necessary to insure that the Distributions and the Other Transactions qualify for the tax treatment stated in the IRS Ruling, including, without limitation, such actions as CSC reasonably determines may be necessary to preserve the IRS Ruling. Without limiting the generality of the foregoing, Vlasic and the Vlasic Group shall cooperate with CSC if CSC determines to obtain additional IRS rulings pertaining to whether any actual or proposed change in facts and circumstances affects the tax status of the Distributions or the Other Transactions.

          (c) Following the Distribution Date, Vlasic and its Affiliates may take any action or engage in conduct otherwise prohibited by Section 6.2 so long as prior to such action or conduct, as the case may be, CSC or Vlasic receives
(A) a ruling from the IRS in form and substance reasonably satisfactory to CSC and upon which CSC can rely to the effect that the proposed action or conduct, as the case may be, will not cause the Distributions or the Other Transactions to fail to qualify for the tax treatment stated in the IRS Ruling, or (B) an Opinion of Counsel in form and substance reasonably satisfactory to CSC and upon which CSC can rely to

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the effect that the proposed action or conduct, as the case may be, will not cause the Distributions or the Other Transactions to fail to qualify for the tax treatment stated in the IRS Ruling.

                                  ARTICLE VII
                         VLASIC INDEMNITY OBLIGATIONS


          SECTION 7.1. VLASIC INDEMNITY. If Vlasic, or another member (or former member) of the Vlasic Group (collectively, jointly and severally, the "Indemnifying Parties") takes any action prohibited by Article VI or violates a representation or covenant contained in Article VI, and the Distribution or any of the Other Transactions fails to qualify for the tax treatment stated in the IRS Ruling primarily as a result of such action or violation, then the Indemnifying Parties shall (jointly and severally) indemnify and hold harmless CSC and each member of the CSC Group (collectively the "Indemnified Party") against any and all Taxes imposed upon or incurred by the Indemnified Party as a result of the failure, including, without limitation, any liability of the Indemnified Party arising from Taxes imposed on shareowners of CSC to the extent any shareowner or shareowners of CSC or the IRS or other taxing authority successfully seek recourse against the Indemnified Party on account of any such failure, or any liability for such Taxes which the Indemnified Party may assume or otherwise incur.

          SECTION 7.2. TENDER OFFER OR PURCHASE OFFER. Notwithstanding anything to the contrary set forth in this Agreement, if, during the Restricted Period, any Person or Group of Affiliated Persons or Associates acquires Beneficial Ownership of Vlasic common stock (or any other class of outstanding Vlasic stock) or commences a tender or other purchase offer for the capital stock of Vlasic or initiates any other form of transaction to acquire directly or indirectly Vlasic capital stock, upon consummation of which such Person or Group of Affiliated Persons or Associates would acquire Beneficial Ownership of Vlasic common stock (or any other class of outstanding Vlasic stock) such that the Distribution or any of the Other Transactions shall fail to qualify for the tax treatment stated in the IRS Ruling primarily as a result of such acquisition, tender or other purchase offer, or other form of transaction, then the Indemnifying Parties shall indemnify and hold harmless the Indemnified Party against any and all Taxes imposed upon or incurred by the Indemnified Party and/or its shareowners as a result of the failure of the Distribution or the Other Transactions to so qualify.

          SECTION 7.3. EFFECT OF SUPPLEMENTAL RULING OR OPINION OF COUNSEL. The Indemnified Party shall be indemnified and held harmless under Section 7.1 without regard to the fact that the Indemnified Party may have received a supplemental ruling from the IRS or an Opinion of Counsel as contemplated by
Section 6.2(c). The Indemnified Party shall be indemnified and held harmless under Section 7.2 without regard to whether an acquisition of Beneficial Ownership results from a transaction which is not prohibited under Article VI.

                                 ARTICLE VIII
                    CALCULATION OF VLASIC INDEMNITY AMOUNTS

          SECTION 8.1. AMOUNT OF INDEMNITY. The amount indemnified against under Article VII ("Indemnified Liability") for a tax based on or determined with reference to income shall be deemed to be the amount of the tax computed by multiplying (i) the taxing jurisdiction's highest marginal tax rate applicable to taxable income of corporations such as the Indemnified Party on income of the character subject to tax and indemnified against under Article VII for the taxable period in which the Distribution occurs, times (ii) the gain or income of the Indemnified Party which is subject to tax in the taxing jurisdiction and indemnified against under Article VII. In the case of an Indemnified Liability attributable to a payment owed to a shareowner or shareowners of CSC, the amount of the Indemnified Liability shall be equal to the amount so owed, including without limitation, interest, costs, additions, expenses and penalties. All amounts payable under this Agreement shall be grossed-up, based on the tax rate referred to in clause (i) of the preceding sentence, so that the Indemnified Party is made whole on an after-tax basis.

                                  ARTICLE IX
                    PROCEDURAL ASPECTS OF VLASIC INDEMNITY


          SECTION 9.1.  GENERAL.

          (a) If either the Indemnified Party or any of the Indemnifying Parties receives any written notice of deficiency, claim or adjustment or any other written communication from a taxing authority that may result in an Indemnified Liability, the party receiving such notice or communication shall promptly give written notice thereof to the other party, provided that any delay by the Indemnified Party in so notifying an Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder, except to the extent (i) such delay restricts the ability of the Indemnifying Party to contest the resulting Indemnified Liability administratively or in the courts in accordance with
Section 9.2 and (ii) the Indemnifying Party is materially and adversely prejudiced by such delay.

          (b) The parties hereto undertake and agree that from and after such time as they obtain knowledge that any representative of a taxing authority has begun to investigate or inquire into the Distribution or any of the Other Transactions (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), the party obtaining such knowledge shall (i) notify the other party thereof, provided that any delay by the Indemnified Party in so notifying the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder (except to the extent (A) such delay restricts the ability of the Indemnifying Party to contest the resulting Indemnified Liability administratively or in the courts in accordance with Section 9.2 and (B) the Indemnifying Party is materially and adversely prejudiced by such delay), (ii) consult with the other party from time to time as to the conduct of such investigation or inquiry, (iii) provide the other party with copies of all correspondence with such taxing authority or any representative thereof pertaining to such investigation or inquiry, and (iv) arrange for a representative of the other party to be present at all meetings with such taxing authority or any representative thereof pertaining to such investigation or inquiry.

          (c) Vlasic undertakes and agrees to give to CSC attestations and/or access to information, as requested by CSC, to document and verify the achievement of the cost savings detailed in materials submitted to the IRS in connection with the IRS Ruling.

          SECTION 9.2.  CONTESTS.

          (a) Provided that (i) an Indemnifying Party shall furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party of its ability to pay the full amount of the Indemnified Liability and (ii) such Indemnifying Party acknowledges in writing that the asserted liability is an Indemnified Liability, such Indemnifying Party shall assume and direct the defense or settlement of any tax examination, administrative appeal, hearing, arbitration, suit or other proceeding (each a "Proceeding") commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of such liability.

          (b) If the Indemnified Liability is grouped with other unrelated asserted liabilities or issues in the Proceeding, the parties shall use their respective best efforts to cause the Indemnified Liability to be the subject of a separate proceeding. If such severance is not possible, the Indemnifying Party shall assume and direct and be responsible only for the matters relating to the Indemnified Liability.

          (c) Notwithstanding the foregoing, if at any time during a Proceeding controlled by an Indemnifying Party pursuant to Section 9.2(a) such Indemnifying Party fails to provide evidence reasonably satisfactory to the Indemnified Party of its ability to pay the full amount of the Indemnified Liability or the Indemnified Party reasonably determines, after due investigation, that such Indemnifying Party could not pay the full amount of the Indemnified Liability, then the Indemnified Party may assume control of the Proceedings upon 7 days written notice.

          (d) In addition to the amounts referred to in Section 7.1, an Indemnifying Party shall pay all out-of-pocket expenses and other costs related to the Indemnified Liability, including but not limited to fees for attorneys, accountants, expert witnesses or other consultants retained by such Indemnifying Party and/or the Indemnified Party. To the extent that any such expenses and other costs have been or are paid by an Indemnified Party, the Indemnifying Party shall promptly reimburse the Indemnified Party therefor.

          (e) An Indemnifying Party shall not pay (unless otherwise required by a proper notice of levy and after prompt notification to the Indemnified Party of receipt of notice and demand for payment), settle, compromise or concede any portion of the Indemnified Liability without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. An Indemnifying Party shall, on a timely basis, keep the Indemnified Party informed of all developments in the Proceeding and provide the Indemnified Party with copies of all pleadings, briefs, orders, and other written papers.

          (f) Any Proceeding which is not controlled or which is no longer controlled by an Indemnifying Party pursuant to Section 9.2 shall be controlled and directed exclusively by the Indemnified Party, and any related out-of-pocket expenses and other costs incurred by the Indemnified Party, including but not limited to, fees for attorneys, accountants, expert witnesses or other consultants, shall be reimbursed by such Indemnifying Party. An Indemnified Party will not be required to pursue the claim in federal district court, the Court of Federal Claims or any state or foreign court if as a prerequisite to such court's jurisdiction, the Indemnified Party is required to pay the asserted liability unless the funds necessary to invoke such jurisdiction are provided by such Indemnifying Party.

          SECTION 9.3. TIME AND MANNER OF PAYMENT. An Indemnifying Party shall pay to the Indemnified Party the amount of the Indemnified Liability and any expenses or other costs indemnified against (less any amount paid directly by an Indemnifying Party to the taxing authority) no less than seven (7) business days prior to the date payment of the Indemnified Liability is to be made by any party to the taxing authority (or, if applicable, to one or more CSC shareowners). Such payment shall be paid by wire transfer of immediately available funds to an account designated by the Indemnified Party by written notice to an Indemnifying Party prior to the due date of such payment. If an Indemnifying Party delays making payment beyond the due date hereunder, such party shall pay interest on the amount unpaid at the IRS Interest Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

          SECTION 9.4. REFUNDS. In connection with this Agreement, if an Indemnified Party receives a refund in respect of amounts paid by an Indemnifying Party to any taxing authority on its behalf, or should any such amounts that would otherwise be refundable to the Indemnifying Party be applied by the taxing authority to obligations of the Indemnified Party unrelated to an Indemnified Liability, then such Indemnified Party shall, promptly following receipt (or notification of credit), remit such refund and any related interest to such Indemnifying Party.

          SECTION 9.5. COOPERATION. The parties shall cooperate with one another in a timely manner in any administrative or judicial proceeding involving any matter that may result in an Indemnified Liability.

                                   ARTICLE X
                            RESOLUTION OF DISPUTES


          SECTION 10.1  DISPUTES.

          (a) Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, "Disputes"), shall be subject to the provisions of this
Section 10.1; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (i) injunctive relief or (ii) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

          (b) Either party may give the other party written notice of any Dispute not resolved in the normal course of business. The parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives of the parties who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Within 30 days after delivery of the notice, the foregoing executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored. If the parties do not resolve the Dispute within such 45 day period (the "Initial Mediation Period"), the parties shall attempt in good faith to resolve the Dispute by negotiation between (a) in the case of CSC, the Chief Executive Officer, and (b) in the case of Vlasic, the Chief Executive Officer (collectively, the "Designated Officers"). Such officers shall meet at a mutually acceptable time and place (but in any event no later than 15 days following the expiration of the Initial Mediation Period) and thereafter as often as they reasonably deem necessary for a period not to exceed 15 days, to attempt to resolve the Dispute.

          (c) If the Dispute has not been resolved by negotiation within 75 days of the first party's notice, or if the parties failed to meet within 30 days of the first party's notice, or if the Designated Officers failed to meet within 60 days of the first party's notice, either party may commence any litigation or other procedure allowed by law.

                                  ARTICLE XI
                                    GENERAL


          SECTION 11.1. TERM OF THE AGREEMENT. This Agreement shall become effective as of the Effective Date and, except as otherwise expressly provided herein, shall continue in full force and effect indefinitely.

          SECTION 11.2. ELECTIONS UNDER CODE SECTION 1552. Nothing in this Agreement is intended to change or otherwise affect any election made by or on behalf of the CSC Group with respect to the calculation of earnings and profits under Code Section 1552.

          SECTION 11.3. INJUNCTIONS. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

          SECTION 11.4. ASSIGNMENT. Neither of the parties may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

          SECTION 11.5. FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.

          SECTION 11.6. WAIVERS. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          SECTION 11.7. CHANGE OF LAW. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

          SECTION 11.8. CONFIDENTIALITY. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its employees or agents may require pursuant to, or in the course of performing its obligations under, any provision of this Agreement.

          SECTION 11.9. HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          SECTION 11.10. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

          SECTION 11.11. NOTICES. All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery by hand, by reputable overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.11 listed below:

                    CSC at:     Campbell Soup Company
                                Campbell Place
                                Camden, New Jersey 08101
                                Attn.:  Vice President-Taxes
                                Fax No. (609) 342-6033

                    Vlasic at:  Vlasic Foods International Inc.
                                Campbell Place
                                Camden, New Jersey
                                Attn.: Norma B. Carter, Esq.
                                Fax No. (609) 342-3936

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by hand shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five (5) calendar days after the date the same is mailed. Notice given by reputable overnight courier shall be deemed delivered on the next following business day after the same is sent. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

          SECTION 11.12. PRE-DISTRIBUTION EARNINGS AND PROFITS. CSC and Vlasic agree to allocate pre-Distribution earnings and profits in accordance with Treasury Regulation Section 1.312-10.

          SECTION 11.13. COSTS AND EXPENSES. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

          SECTION 11.14. CANCELLATION OF PRIOR TAX ALLOCATION OR TAX-SHARING AGREEMENTS. Except as otherwise expressly provided herein, on or prior to the Effective Date, CSC shall cancel or cause to be canceled all agreements (other than this Agreement) providing for the allocation or sharing of Taxes to which any member of the Vlasic Group would otherwise be bound following the Distribution.

          SECTION 11.15. INTEREST ON LATE PAYMENTS. If a party delays making any payment beyond the due date hereunder, such party shall pay interest on the amount unpaid at the

IRS Interest Rate for each day and the actual number of days for which any amount due hereunder is unpaid.

          SECTION 11.16. GENERAL. This Agreement, including the attachments, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties or (b) by a waiver in accordance with Section 11.6. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective present and future subsidiaries, and nothing herein, express or implied, is intended to or shall confer upon any third parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 11.17. GOVERNING LAW AND SEVERABILITY. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, applicable to contracts executed in and to be performed entirely within that state. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the Effective Date.


                                        CAMPBELL SOUP COMPANY


                                        By:  ___________________________________
                                             Name:
                                             Title:


                                        VLASIC FOODS INTERNATIONAL INC.


                                        By:  ___________________________________
                                             Name:
                                             Title:

                                        ALIGAR, INC.


                                        By:  __________________________________
                                             Name:
                                             Title:


                                        CAMPBELL'S FRESH, INC.


                                        By:  __________________________________
                                             Name:
                                             Title:


                                        CARGAL, INC.


                                        By:  __________________________________
                                             Name:
                                             Title:


                                        VLASIC FOODS, INC.


                                        By:  __________________________________
                                             Name:
                                             Title:


                                        VLASIC FOODS SALES COMPANY


                                        By:  __________________________________
                                             Name:
                                             Title:


                                        VLASIC INTERNATIONAL BRANDS INC.


                                        By:  __________________________________
                                             Name:
                                             Title:

                                        CAMPBELL FROZEN FOODS LIMITED


                                        By:  __________________________________
                                             Name:
                                             Title:


                                        [U.K. NEWCO (A UNITED KINGDOM
                                        CORPORATION TO BE FORMED)]



                                        By:  __________________________________
                                             Name:
                                             Title:


                                        [CANADA NEWCO (A CANADIAN
                                        CORPORATION TO BE FORMED)]



                                        By:  __________________________________
                                             Name:
                                             Title:


                                        SWIFT-ARMOUR S.A. ARGENTINA


                                        By:  __________________________________
                                             Name:
                                             Title:


                                        SKANDIAVEIN-UND SUD-IMPORT GMBH


                                        By:  __________________________________
                                             Name:
                                             Title:

                                        CAMPBELL GROCERY PRODUCTS GMBH

                                        By:  __________________________________
                                             Name:
                                             Title:

                                       22